EXHIBIT 3.9

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

EXPEDITE

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the Office of	Business Number E0622132010-3
Barbara K. Cegavske	Filing Number 20150257249-57
Secretary of State State Of Nevada	Filed On 06/05/2015
	Number of Pages 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Solar Wind Energy Tower, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article V of the Articles of Incorporation is hereby amended to increase the authorized capital stock of the corporation to 5,010,000,000, consisting of two classes of stock designated as Common Stock and Preferred Stock. The total number of shares of Common Stock that the corporation will have authority to issue is Five Billion (5,000,000,000). The shares shall have a par value of $0.0001 per share. The total number of shares of Preferred Stock that the corporation will have authority to issue is Ten Million (10,000,000). The Preferred Stock shall have a stated value of $0.0001 per share. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors, in their sole discretion, shall have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 61.88%

4. Effective date and time of filing: (optional) Date: 6.5.15 Time: 3:19 pm

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature] C.O.O.

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.